Inforte Corp. Sets Record Date for Special One-Time Cash Distribution of $1.50 per share

CHICAGO, March 21, 2005 — Business and Customer Intelligence consultancy Inforte Corp. (Nasdaq: INFT — News) announced today that the record date for Inforte stockholders for the previously declared special one-time cash distribution of $1.50 per share of common stock will be the close of business on Tuesday, April 5, 2005. It is anticipated that the cash distribution will be paid to stockholders on or about Friday, April 15, 2005

“This special cash distribution underscores the Board’s confidence in Inforte’s long-term growth opportunities and its strong financial position,” said Philip Bligh, chairman of Inforte.

Dave Sutton, Inforte’s chief executive officer, commented, “We are especially pleased that our continued profitability and good cash flow has enabled this additional return to our stockholders, while we are still continuing to invest in new service offerings and capabilities.”

Today Inforte also completed its offer to exchange options for cash or restricted stock. 509,636 options were exchanged for a total consideration of $785,368 and 707,112 options were exchanged for 310,394 shares of restricted stock.

Nick Heyes, Inforte’s chief financial officer, commented, “We are very happy with the results of the offer. We have reduced our total outstanding options from approximately 2.6 million at the end of last year to approximately 1 million now. We have rewarded our employees for their service to the company and we have also created a meaningful long term incentive program for them. Additionally, we have now almost completely eliminated the significant expense that we would have had with the expensing of options.”

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from forward-looking results for a number of reasons, including but not limited to, Inforte’s ability to: (i) effectively forecast demand and profitably match resources with demand during a period of tight client budgets and lower spending levels, and when worldwide economic and geopolitical uncertainty is high; (ii) attract and retain clients and satisfy our clients’ expectations; (iii) recruit and retain qualified professionals; (iv) accurately estimate the time and resources necessary for the delivery of our services; (v) build and maintain marketing relationships with leading software vendors while occasionally competing with their professional services organizations; (vi) compete with emerging alternative economic models for delivery, such as offshore development; and (vii) identify and successfully offer the solutions that clients demand; as well as other factors discussed from time to time in our SEC filings.

About Inforte Corp.
Inforte Corp. increases the competitive strength of its Global 1000 clients by providing them with insight, intelligence and an infrastructure to close the fact-gap and enable more timely and profitable decision-making. Inforte consultants combine real-world industry, functional and analytical expertise with innovative go-to-market strategies and technology solutions, ensuring that our clients can drive transformational, measurable results in their customer interactions. Inforte executives are the authors of several leading books on enterprise-grade business intelligence, customer insight and marketing transformation including Mastering the SAP Business Information Warehouse; CRM Unplugged: Releasing CRM’s Strategic Value; and Enterprise Marketing Management: The New Science of Marketing. Founded in 1993, Inforte is headquartered in Chicago and has offices in Atlanta; Dallas; Delhi, India; Hamburg, Germany; London; Los Angeles; New York; San Francisco; Walldorf, Germany; and Washington, D.C. For more information, contact Inforte at 800.340.0200 or visit www.inforte.com.

CONTACT: Kelly Richards, +1.312.233.9567, kelly.richards@inforte.com, or ir@inforte.com.